[ARTICLE] 5
[MULTIPLIER]   1,000
Part II.  Other information,   Item 6a.

                                   CNET, INC.
             STATEMENT OF COMPUTATION OF NET INCOME (LOSS) PER SHARE
                                   (UNAUDITED)


                                                   Three Months Ended          Nine Months Ended
                                                      September 30,                September 30,
                                               ---------------------------  ---------------------------
                                                   1997          1996           1997          1996
                                               ------------- -------------  ------------- -------------
Net loss. . . . .  . . . . . . . . . . . . . .  ($6,152,235)  ($4,679,173)  ($14,024,388) ($12,698,175)

Primary shares outstanding:
  Weighted average shares outstanding
     during the period:
     Preferred. . . . . . . . . . . . . . . .          --          62,717           --       3,811,746
     Common . . . . . . . . . . . . . . . . .    13,764,487    13,145,132     13,479,021     6,192,785
  Shares issued and stock option
     and warrants granted in accordance
     with SAB No. 83. . . . . . . . . . . . .          --           8,888           --         540,211
  Common stock equivalent shares. . . . . . .          --            --             --            --
                                               ------------- -------------  ------------- -------------
Shares used in calculating per share data. . .   13,764,487    13,216,737     13,479,021    10,544,742
                                               ============= =============  ============= =============
Primary net loss per common stock
  and common stock equivalent shares . . . . .       ($0.45)       ($0.35)        ($1.04)       ($1.20)
                                               ============= =============  ============= =============